Exhibit 4.5

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No.	Date of Issuance: , 200

WARRANT TO PURCHASE
ORDINARY SHARES
OF
SEARCHMEDIA HOLDINGS LIMITED

Searchmedia Holdings Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”) hereby certifies that [ • ], a company organized under the laws of [ • ], or its assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 3 below), ordinary shares, par value US$0.0001 per share, in the capital of the Company (“Ordinary Shares”) at an exercise price equal to US$[ • ] per share, as adjusted from time to time pursuant to the provisions of this Warrant (the “Exercise Price”).

This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Plan of Merger, Conversion and Share Exchange, dated as of          , 200  , by and among SearchMedia International Limited, the Registered Holder and the other parties thereto (the “Share Exchange Agreement”). Capitalized terms not otherwise defined in this Warrant shall have the meanings attributed to them in the Share Exchange Agreement.

1. Warrant Shares.  Subject to the terms and conditions hereinafter set forth, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company up to [ • ] newly issued Ordinary Shares.

2. Exercise Price Adjustments.  The Exercise Price shall be subject to adjustment from time to time pursuant to Section 7 hereof.

3. Expiration.  Subject to the terms and conditions hereinafter set forth, this Warrant (and the right to purchase Ordinary Shares upon exercise hereof) shall terminate upon the [third]1 anniversary of the Date of Issuance (the “Expiration Date”).

4. Method of Exercise; Expenses.

Prior to the Expiration Date, this Warrant may be exercised by the Registered Holder, in whole or in part (but not a fraction of a share), by:

(a) the surrender of this Warrant, together with a duly executed copy of a Notice of Exercise in the form attached as Exhibit A hereto, to the Company at its principal offices, or at such other office or agency as the Company may designate; and

(b) (1) the payment to the Company in full of an amount equal to (x) the Exercise Price multiplied by (y) the number of Ordinary Shares being purchased, in cash, by wire transfer or by check or (2) notice to the Company of election of the Net Issue Exercise option set forth in Section 5 of this Warrant.

The Company agrees that the Ordinary Shares to be issued pursuant to this Warrant shall be issued to the Registered Holder and the Registered Holder shall be entered in the Company’s register of members on the date on which this Warrant shall have been exercised, unless such Warrant exercise occurs after the close of business in the place in which the Company’s register of members is kept, in which case such Registered Holder shall be entered in the Company’s register of members on the next business day in such place. The

1 Note — Warrant term to be conformed as necessary for individual warrants.

Company shall provide the Registered Holder with a true copy of the updated register of members of the Company reflecting the foregoing, as soon as possible following the date of exercise of this Warrant, but in any event within five (5) business days of the date of exercise of this Warrant. The Ordinary Shares so purchased shall be deemed to be issued to such Registered Holder as of the date of entry in the Company’s register of members, and the Registered Holder shall be deemed for all purposes a member of the Company with respect to such Ordinary Shares on such date.

5. Net Issue Exercise.

(a) In lieu of exercising this Warrant in the manner provided above in Section 4(b)(1), the Registered Holder may elect to receive Ordinary Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal offices of the Company (or at such other office or agency as the Company may designate) together with notice of such election on the Notice of Exercise appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of Ordinary Shares computed using the following formula:

X =	Y (A - B)
A

Where	X =	The number of Ordinary Shares to be issued to the Registered Holder.
	Y =	The number of Ordinary Shares purchasable under this Warrant (at the date of such calculation).
	A =	The fair market value of one Ordinary Share (at the date of such calculation).
	B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 5(a), the fair market value of an Ordinary Share on the date of calculation shall mean with respect to each Ordinary Share:

(b) if the Company’s Ordinary Shares are traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

(A) if the Company’s Ordinary Shares are traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing prices over a thirty (30) day period ending three days before date of calculation; or

(B) if the Company’s Ordinary Shares are actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation; or

(c) if neither (A) nor (B) is applicable, the fair market value per Ordinary Share shall be the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for an Ordinary Share sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company.

6. Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a) a copy of the register of members of the Company showing the Ordinary Shares to be issued pursuant to such exercise of this Warrant registered in such Holder’s name certified by a Director of the Company as will be filed with the registrar of the Company, and

(b) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares equal

(without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 4 above.

7. Adjustments.

(a) Share Splits and Dividends.  If the Company’s outstanding Ordinary Shares shall be subdivided into a greater number of shares or a dividend in Ordinary Shares shall be paid in respect of such Ordinary Shares, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the Company’s outstanding Ordinary Shares shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Ordinary Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b) Reclassification, Etc.  In case there occurs any reclassification or change of the outstanding Ordinary Shares of the Company or any reorganization of the Company (or any other corporation the shares or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof (but not including an “Acquisition” (as defined in Section 7(c)(i)), then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise hereof prior to such consummation, the shares or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 7. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding Ordinary Shares, as well as to successive consolidations, mergers, transfers or other transactions covered herein.

(c) Acquisition.

(i) For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the consolidated assets of the Company, or any reorganization, consolidation, scheme of arrangement, merger of the Company, share exchange, transfer of its equity securities or other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(ii) Treatment of this Warrant at Acquisition:

(A) Upon the written request of the Company, the Registered Holder agrees that, in the event of an Acquisition that is not an asset sale, either (a) the Registered Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if the Registered Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition, provided that a notice of such Acquisition has been duly provided to the Registered Holder in accordance with this Warrant. The Company shall provide the Registered Holder with written notice of its request relating to the foregoing, together with any publicly available information that has been provided to its holders of Ordinary Shares in connection with such contemplated Acquisition, which is to be delivered to the Registered Holder not less than fifteen (15) days prior to the closing of the proposed Acquisition; provided, however, that nothing in this clause (A) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders.

(B) Upon the written request of the Company, the Registered Holder agrees that, in the event of an Acquisition that is a sale of all or substantially all of the consolidated assets of the Company, either

(a) the Registered Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if the Registered Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date (and such Registered Holder shall receive the securities and property, including cash, to which such holder would have been entitled upon such consummation of such sale of assets if such Holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided herein). The Company shall provide the Registered Holder with written notice of its request relating to the foregoing, together with any publicly available information that has been provided to its holders of Ordinary Shares in connection with such contemplated Acquisition, which is to be delivered to the Registered Holder not less than fifteen (15) days prior to the closing of the proposed Acquisition; provided, however, that nothing in this clause (A) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders.

(d) Adjustment Certificate.  When any adjustment is required to be made in the Ordinary Shares issuable pursuant to this Warrant or the Exercise Price pursuant to this Section 7, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities or property into which this Warrant shall be exercisable after such adjustment.

8. Transfers.

(a) Unregistered Security.  Each holder of this Warrant acknowledges that this Warrant and the Ordinary Shares issuable pursuant to this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Ordinary Shares issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Ordinary Shares and registration or qualification of this Warrant or such Ordinary Shares under any applicable U.S. federal or state securities law then in effect, or, in any case, any applicable exemptions therefrom, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Ordinary Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Transferability.  Subject to the provisions of Section 8(a) hereof and the Share Exchange Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c) Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

9. Notices of Certain Transactions.  In case:

(a) the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b) of any capital reorganization of the Company, any reclassification of the capital shares of the Company, any Acquisition, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or financing is to take place, and the time, if any is to be fixed, as of which the holders of record of Ordinary Shares (or such other shares or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined; provided, however, that nothing in clause (i) or clause (ii) of this subsection (c) shall require the Company to disclose information to the Holder prior to the date on which such information is publicly disclosed to the Company’s shareholders. Subject to the proviso in the preceding sentence: (x) such notice shall also attach all related documents setting forth the major terms and conditions of the event specified in such notice and (y) the Company shall make sure that such notice is received by the Registered Holder at least ten (10) business days prior to the record date or effective date for the event specified in such notice.

10. Reservation of Shares.  The Company shall at all times when the Warrant is outstanding, reserve the maximum number of Ordinary Shares that may be issuable pursuant to the terms hereof. If at the time of exercise of this Warrant there are insufficient authorized Ordinary Shares to permit exercise of this Warrant in part or in full, the Company or its successor or assignee shall take such corporate action as may be necessary to authorize a sufficient number of Ordinary Shares to permit such exercise in part or in full, as the case may be, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite approval of the members of the Company of any necessary amendment to the Company’s Memorandum of Association and/or Articles of Association.

11. Exchange of Warrants.  Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares called for on the face or faces of the Warrant or Warrants so surrendered.

12. Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

13. Notices.  All notices, requests, waivers and other communications made pursuant to this Warrant will be in writing, to the appropriate address on the signature page hereto, and such notice will be conclusively deemed to have been duly given (i) when hand delivered to the recipient party; (ii) upon receipt, when sent by facsimile with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed. Each Person making a communication hereunder by facsimile will promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. In addition to delivery of notice to a party, copies of such notice shall be provided as follows:

If to the Registered Holder, a copy to:

[Name]
[Address]
Attention:
Facsimile:

If to the Company, a copy to:

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: David T. Zhang, Esq.
Facsimile: +852.2522.7006

14. No Rights as Shareholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

15. No Fractional Shares.  No fractional Ordinary Shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Ordinary Share on the date of exercise, as determined pursuant to the Net Issue Exercise provision contained herein.

16. Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Registered Holder.

17. Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

18. Governing Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

19. Dispute Resolution.  All disputes between the parties arising out of or relating to this Warrant will be resolved by mandatory, binding arbitration in accordance with this Section 19.

(a) Before any arbitration is commenced pursuant to this Section 19, the parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(b) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party refuses to engage in any settlement negotiation, any party may submit the dispute for arbitration.

(c) Any arbitration commenced pursuant to this Section 19 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Ideation Representatives, one chosen by the SM Shareholders’ Representatives and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, including the award of attorneys’ fees against a non-prevailing party, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.2

20. Successors and Assigns.  This Warrant shall bind and inure to the benefit of the Company and its successors and assigns, and the Registered Holder and its successors and assigns.

2 Note — To be substituted for New York or JAMS arbitration for US parties.

21. Taxes on Conversion.  The issuance of certificates for Ordinary Shares upon the exercise of this Warrant shall be made without charge to the Registered Holder exercising this Warrant for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Registered Holder; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Registered Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

22. No Impairment.  The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

[Searchmedia Holdings Limited]

By:
Name:
Title:
Address:
[*]

EXHIBIT A

Notice of Exercise

To: Searchmedia Holdings Limited           Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. «WarrantNo», hereby irrevocably elects to (a) purchase          ordinary shares of the Company, par value US$[0.0001] per share (“Ordinary Shares”), as covered by such Warrant and herewith makes payment of $     , representing the full purchase price for such Ordinary Shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for          Ordinary Shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 5(a) of such Warrant.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,            hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of           as the Ordinary Shares covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:	Signature: